EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2008 Results

ST. PETERSBURG, Fla., March 3, 2009 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the fourth quarter and full year ended December 31, 2008 for HSN, Inc. ("HSNi" or the "Company") and its two operating segments, HSN and Cornerstone.

               SUMMARY RESULTS AND KEY OPERATING METRICS
   ($ in millions, except per share and average price point amounts)

                                   Q4 2008      Q4 2007       Change
                                  ----------   ----------   ----------

 Net Sales                        $    778.5   $    879.3        (11%)
 Non-GAAP:
   Adjusted EBITDA                $     49.3   $     89.3        (45%)
   Adjusted Net Income            $     20.5   $     50.1        (59%)
   Adjusted EPS                   $     0.36   $     0.88        (59%)
 GAAP:
   Operating (Loss) Income        $(2,852.1)   $     73.5           NM
   Net (Loss) Income              $(2,152.6)   $     56.5           NM
   Diluted EPS                    $  (38.29)   $     1.00           NM

 HSNi:
   Average price point            $    60.53   $    59.13           2%
   Units shipped (millions)             14.3         16.6        (14%)
   Gross profit %                      34.1%        36.8%    (270 bps)
   Return rate %                       17.3%        17.9%     (60 bps)
   Internet net sales % (a)            37.3%        35.9%     140 bps

                                   FY 2008      FY 2007       Change
                                  ----------   ----------   ----------

 Net Sales                        $  2,823.6    $ 2,908.2         (3%)
 Non-GAAP:
   Adjusted EBITDA                $    158.9    $   233.7        (32%)
   Adjusted Net Income            $     68.8    $   123.6        (44%)
   Adjusted EPS                   $     1.22    $    2.18        (44%)
 GAAP:
   Operating (Loss) Income        $(3,102.3)    $   169.8           NM
   Net (Loss) Income              $(2,390.9)    $   164.8           NM
   Diluted EPS                    $  (42.54)    $    2.91           NM

 HSNi:
   Average price point            $    61.30    $   60.09           2%
   Units shipped (millions)             51.6         54.1         (5%)
   Gross profit %                      34.9%        37.4%    (250 bps)
   Return rate %                       18.4%        18.4%        0 bps
   Internet net sales % (a)            35.9%        33.3%      260 bps

 NM = not meaningful
 (a) Internet sales as a percent of total HSNi net sales.

See reconciliation of GAAP to non-GAAP measures below.

Additional Information Regarding the Results:

 * HSNi generated $113.1 million of cash from operating activities during the fourth quarter of 2008 as a result of carefully managing  working capital, resulting in cash and cash equivalents of $177.5  million as of December 31, 2008, up from $56.4 million as of September 30, 2008.

 * 2008 operating income included non-cash asset impairment charges of $2.9 billion and $3.2 billion to reduce the carrying value of goodwill and intangible assets for the quarter and year,
   respectively. The asset impairment charges on an after-tax basis were $2.2 billion and $2.4 billion.

 * In the fourth quarter of 2008, the Company continued its cost savings initiatives, including a reduction in workforce at both
   HSN and Cornerstone. The Company recorded $2.4 million in
   severance charges in the fourth quarter related to the workforce reduction.

Mindy Grossman, HSNi's Chief Executive Officer, stated, "While we navigate through this unprecedented economic climate, our team remains focused on driving long-term growth. We will not be satisfied until our business performs to the level that it has the ability to achieve. HSN outperformed many retailers in this environment with fourth quarter net sales down 4% and hsn.com sales up 4%. Annual net sales were up 3% and hsn.com sales were up 16%, which we attribute to the execution of our strategies and our highly unique and differentiated business model. For Cornerstone, the business was particularly impacted by its exposure to the more challenging home, apparel and luxury segment categories. We are aggressively focused on improving Cornerstone's profitability through a reduction in operating expenses and capital utilization, in addition to growing e-commerce penetration to reduce catalog circulation reliance. As an organization, our key priorities, particularly in this environment, are to retain and build our active customer base and to continue to gain market share from those less strong and fluid."

Ms. Grossman continued, "Additionally, we have taken the steps necessary to aggressively manage expenses given this challenging environment. We will continue to critically evaluate where we have the opportunity to capture additional cost savings without sacrificing our ability to pursue and maximize our growth opportunities and drive value for our stakeholders."

Judy Schmeling, Executive Vice President and CFO of HSNi, commented, "The impairment charge recorded in the fourth quarter of 2008 is the outcome of the application of specific accounting rules and is not a reflection of our confidence in the Company's long-term growth potential. There are numerous factors that affected our stock price which influenced the magnitude of the impairment charge, including the deepening of the recession and its overall impact on the retail sector, the persistent volatility in the equity markets, and the timing of our spin-off in August 2008. The impairment charge has no bearing on the usage or generation of cash flow; and has no effect on the operations, debt covenants or access to our credit facility. Cash generation continues to be a major focus for us. We generated $113.1 million in cash from operations during the fourth quarter and we ended the year with $177.5 million in cash. We will continue to maximize all opportunities to provide the liquidity we need to drive the Company for future success."

                            SEGMENT RESULTS
                            ($ in millions)

                                     Q4 2008     Q4 2007      Change
                                    ----------  ----------  ----------
 Net Sales
   HSN                              $    545.9  $    570.4        (4%)
   Cornerstone                           232.6       308.9       (25%)
                                    ----------  ----------  ----------
   Total HSNi                       $    778.5  $    879.3       (11%)
                                    ==========  ==========  ==========

 Gross Profit
   HSN                              $    173.5  $    191.3        (9%)
   Cornerstone                            92.1       132.6       (31%)
                                    ----------  ----------  ----------
   Total HSNi                       $    265.6  $    323.9       (18%)
                                    ==========  ==========  ==========

 Adjusted EBITDA (Non-GAAP measure)
   HSN                              $     54.5  $     67.1       (19%)
   Cornerstone                           (5.2)        22.2      (123%)
                                    ----------  ----------  ----------
   Total HSNi                       $     49.3  $     89.3       (45%)
                                    ==========  ==========  ==========

 Operating (Loss) Income
   HSN                              $(2,397.0)  $     58.6          NM
   Cornerstone                         (455.1)        14.9          NM
                                    ----------  ----------  ----------
   Total HSNi                       $(2,852.1)  $     73.5          NM
                                    ==========  ==========  ==========

                                     FY 2008     FY 2007      Change
                                    ----------  ----------  ----------
 Net Sales
   HSN                              $  1,956.9  $  1,892.6          3%
   Cornerstone                           866.7     1,015.6       (15%)
                                    ----------  ----------  ----------
   Total HSNi                       $  2,823.6  $  2,908.2        (3%)
                                    ==========  ==========  ==========

 Gross Profit
   HSN                              $    633.2  $    640.9        (1%)
   Cornerstone                           352.2       447.3       (21%)
                                    ----------  ----------  ----------
   Total HSNi                       $    985.4  $  1,088.2        (9%)
                                    ==========  ==========  ==========

 Adjusted EBITDA (Non-GAAP measure)
   HSN                              $    160.3  $    174.4        (8%)
   Cornerstone                           (1.4)        59.3      (102%)
                                    ----------  ----------  ----------
   Total HSNi                       $    158.9  $    233.7       (32%)
                                    ==========  ==========  ==========

 Operating (Loss) Income
   HSN                              $(2,332.8)  $    135.3          NM
   Cornerstone                         (769.5)        34.5          NM
                                    ----------  ----------  ----------
   Total HSNi                       $(3,102.3)  $    169.8          NM
                                    ==========  ==========  ==========

 NM = not meaningful

                     SEGMENT KEY OPERATING METRICS

                                     Q4 2008     Q4 2007      Change
                                    ----------  ----------  ----------
 HSN:
   Average price point              $    58.20  $    55.18          5%
   Units shipped (millions)               10.5        11.7       (10%)
   Gross profit %                        31.8%       33.5%   (170 bps)
   Return rate %                         18.2%       18.9%    (70 bps)
   Internet net sales % (a)              29.6%       27.3%    230 bps
 Cornerstone:
   Average price point              $    67.00  $    68.74        (3%)
   Units shipped (millions)                3.8         4.8       (21%)
   Gross profit %                        39.6%       42.9%   (330 bps)
   Return rate %                         15.4%       15.8%    (40 bps)
   Internet net sales % (a)              55.3%       51.6%    370 bps
   Catalog circulation (millions)         82.9       103.7       (20%)

                                      FY 2008     FY 2007     Change
                                    ----------  ----------  ----------
 HSN:
   Average price point              $    59.21  $    56.41          5%
   Units shipped (millions)               37.6        38.3        (2%)
   Gross profit %                        32.4%       33.9%   (150 bps)
   Return rate %                         19.5%       19.6%    (10 bps)
   Internet net sales % (a)              28.4%       25.3%    310 bps
 Cornerstone:
   Average price point              $    66.90  $    69.09        (3%)
   Units shipped (millions)               14.0        15.7       (11%)
   Gross profit %                        40.6%       44.0%   (340 bps)
   Return rate %                         15.9%       16.1%    (20 bps)
   Internet net sales % (a)              52.7%       48.2%    460 bps
   Catalog circulation (millions)        324.3       400.8       (19%)

 (a) Internet sales as a percent of segment net sales.

HSN Segment Results

HSN's net sales decreased 4% to $545.9 million in the fourth quarter of 2008 from $570.4 million in the prior year primarily due to decreased sales in jewelry, fashion and housewares which offset sales increases in fitness and health. HSN.com net sales grew 4% over the prior year with sales from e-commerce representing 30% of HSN's total net sales. Shipped units decreased by 10%, while the average price point increased 5% to $58.20 as the mix of products sold shifted to health, fitness and electronics. Returns decreased to 18.2% from 18.9% in the prior year primarily due to product mix.

HSN's annual net sales increased 3% to $2.0 billion in 2008 as compared to $1.9 billion in the prior year primarily due to increases in electronics, housewares, health and fitness, offset by declines in jewelry and fashion. HSN's 12-month active customer base grew by 3% and the average customer spend increased by 1% as compared to the prior year.

Gross profit margin was 31.8% in the fourth quarter compared to 33.5% in the prior year. This decrease was a result of a decrease in sales of jewelry and fashion and increased promotional activity.

Adjusted EBITDA declined 19% in the fourth quarter due to the decrease in gross profit, partially offset by a reduction in operating expenses. Operating expenses in the fourth quarter included the favorable effect of an accrual adjustment of approximately $5.0 million from liabilities related to distribution costs.

Operating income in the fourth quarter at HSN included non-cash impairment charges of $2.4 billion related to the write-down of goodwill and intangible assets. The goodwill and intangible assets recorded on the HSN segment primarily resulted from the non-cash exchange of the remaining minority interest in HSN by its then parent company with a third party in 2002. The goodwill impairment was offset by the reversal of certain deferred taxes, resulting in a net impact of approximately $1.8 billion.

Cornerstone Segment Results

Net sales for Cornerstone decreased 25% to $232.6 million in the fourth quarter of 2008 as compared to $308.9 million in the prior year driven by slower consumer demand for home furnishings and apparel as a result of the challenging macroeconomic environment. Cornerstone's annual sales for 2008 decreased 15% to $866.7 million from $1.0 billion in the prior year.

Gross profit margin was 39.6% in the fourth quarter of 2008 compared to 42.9% in the prior year, the result of promotional pricing intended to generate additional sales demand and reduce inventory levels. Inventory declined 18% from the prior year. Increased net shipping and handling costs also contributed to the decline in gross profit margins.

Cornerstone's Adjusted EBITDA margin decreased to (2.2%) in the fourth quarter of 2008 from 7.2% in the prior year. Lower gross profit was partially offset by specific cost reduction initiatives, including a critical evaluation of catalog circulation that resulted in a 20% decrease in circulation costs.

Operating income at Cornerstone included non-cash impairment charges of $445.1 million and $745.1 million for the quarter and year, respectively, related to the write-down of goodwill and intangible assets. These asset impairments were offset by the reversal of certain deferred taxes, resulting in a net impact of approximately $371.2 million and $634.6 million for the fourth quarter and year, respectively.

Cost Savings Initiatives

As a part of its ongoing initiative to effectively manage operating expenses, during the fourth quarter of 2008, the Company:

 -- Reduced its workforce by approximately 250 positions, eliminated
    2009 merit increases and significantly reduced the Company's matching contributions to the 401(k) plan;
 -- Re-negotiated certain print, paper and freight contracts; and
 -- Made broad-based overhead reductions in travel, outside fees and other costs.

These measures, together with initiatives completed earlier in the year, are expected to more than offset certain contractual and other cost increases in 2009.

Effective Tax Rate

HSNi's effective tax rate for continuing operations was 25% for the fourth quarter of 2008 as compared to 38% in the prior year. The change in the effective tax rate is due to the asset impairment charges which are non-deductible for tax purposes. Excluding the impact from the asset impairment charges, the fourth quarter effective tax rate for continuing operations would have been 30%. The decrease in the effective tax rate is the result of a lower state income tax rate than previously estimated. The Company expects its 2009 effective tax rate to be 38%.

Liquidity and Capital Resources

For the year ended December 31, 2008, HSNi generated net cash provided by operating activities of $137.1 million and had cash and cash equivalents as of December 31, 2008 of $177.5 million, up from $56.4 million at September 30, 2008. Total debt at year end was approximately $408.5 million resulting in a ratio of total debt to EBITDA, as defined in our credit agreement, of approximately 2.50x for 2008. As of year end, HSNi was in compliance with all of the financial covenants in its credit agreement and senior notes indenture. In addition to cash generated from operating activities, HSNi's current source of short-term funding is its $150 million revolving credit facility under which it had $20.0 million borrowed as of December 31, 2008.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the depth and duration of the current recession, which may persist throughout and beyond 2009, and the impact of these conditions on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize the financial system will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or ecommerce growth; changes in the interest rate environment and developments in the overall credit markets, and particularly the impact of the current constrained credit environment, if it persists; HSNi's business prospects and strategy, including whether HSNi's initiatives to generate cash and preserve liquidity will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; technological or regulatory changes; changes in senior management; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Reported results should not be considered as an indication of future performance. HSNi does not undertake to update any forward-looking statements.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on March 3, 2009 at 11:00 a.m, Eastern Time, to discuss these results. Those interested in participating in the conference call should call 877-741-4249 or 719-325-4790 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via the Company's website at http://www.hsni.com.

Replays of the conference call can be accessed from 2:00 p.m., Eastern Time, on Tuesday, March 3, until midnight, Eastern Time, on Tuesday, March 17, by dialing 888-203-1112 or 719-457-0820, plus the passcode 6671400.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone Brands. HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSNi ships 52 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 31 years ago, now reaches approximately 93 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand. Cornerstone Brands comprises leading home and apparel lifestyle brands including Ballard Designs, Frontgate, Garnet Hill, Improvements, Smith+Noble, The Territory Ahead and TravelSmith. Cornerstone Brands distributes 324 million catalogs annually, operates seven separate e-commerce sites and operates 25 retail stores.

                   GAAP FINANCIAL STATEMENTS
 HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited; in thousands except per share amounts)

                      Three Months Ended            Year Ended
                         December 31,              December 31,
                   ------------------------  ------------------------
                       2008         2007         2008         2007
                   -----------  -----------  -----------  -----------

 Net sales         $   778,533  $   879,268  $ 2,823,593  $ 2,908,242
 Cost of sales         512,978      555,400    1,838,163    1,820,048
                   -----------  -----------  -----------  -----------
   Gross profit        265,555      323,868      985,430    1,088,194
                   -----------  -----------  -----------  -----------
 Operating expenses:
 Selling and
  marketing            152,203      166,836      567,305      595,911
 General and
  administrative        51,958       54,694      220,644      211,955
 Production and
  programming           15,425       16,674       60,217       59,051
 Amortization of
  non-cash marketing        --           --        8,022        4,442
 Amortization of
  intangible assets      1,755        3,697        7,465       12,681
 Depreciation            9,637        8,514       37,438       34,363
 Asset impairments   2,886,650           --    3,186,650           --
                   -----------  -----------  -----------  -----------
   Total operating
    expenses         3,117,628      250,415    4,087,741      918,403
                   -----------  -----------  -----------  -----------
   Operating (loss)
    income          (2,852,073)      73,453   (3,102,311)     169,791
                   -----------  -----------  -----------  -----------
 Other (expense)
  income:
   Interest expense     (9,960)          --      (16,420)          --
   Other income
    (expense)               76           27          480           (4)
                   -----------  -----------  -----------  -----------
 Total other
  (expense) income,
  net                   (9,884)          27      (15,940)          (4)
                   -----------  -----------  -----------  -----------
 (Loss) income from
  continuing
  operations before
  income taxes      (2,861,957)      73,480   (3,118,251)     169,787
 Income tax benefit
  (provision)          709,432      (27,909)     730,773      (64,554)
                   -----------  -----------  -----------  -----------
 (Loss) income from
  continuing
  operations        (2,152,525)      45,571   (2,387,478)     105,233
 Gain on sale of
  discontinued
  operations,
  net of tax                --           --           --       30,572
 (Loss) income
  from discontinued
  operations, net
  of tax                   (44)      10,886       (3,410)      28,999
                   -----------  -----------  -----------  -----------
 Net (loss) income $(2,152,569) $    56,457  $(2,390,888) $   164,804
                   ===========  ===========  ===========  ===========

 (Loss) income from
  continuing
  operations
  per share:
   Basic           $    (38.29) $      0.81  $    (42.48) $      1.87
   Diluted         $    (38.29) $      0.80  $    (42.48) $      1.86

 Net (loss) income
  per share:
   Basic           $    (38.29) $      1.00  $    (42.54) $      2.93
   Diluted         $    (38.29) $      1.00  $    (42.54) $      2.91

 Shares used in
  computing earnings
  per share:
   Basic                56,215       56,206       56,208       56,206
   Diluted              56,215       56,649       56,208       56,649

 HSN, INC. CONSOLIDATED BALANCE SHEETS
 (unaudited; in thousands)

                                                    December 31,
                                             ------------------------
                                                 2008         2007
                                             -----------  -----------

     ASSETS
 Cash and cash equivalents                   $   177,463  $     6,220
 Accounts receivable, net                        165,114      192,609
 Inventories                                     304,172      317,411
 Deferred income taxes                            21,777       24,606
 Prepaid expenses and other current assets        42,080       55,182
                                             -----------  -----------
   Total current assets                          710,606      596,028
 Property and equipment, net                     157,832      155,805
 Goodwill                                             --    2,884,389
 Intangible assets, net                          261,747      571,662
 Other non-current assets                         22,272       12,747
                                             -----------  -----------
 TOTAL ASSETS                                $ 1,152,457  $ 4,220,631
                                             ===========  ===========
     LIABILITIES AND SHAREHOLDERS' EQUITY
 LIABILITIES:
 Accounts payable, trade                     $   209,615  $   260,531
 Current maturities of long-term debt             15,000           --
 Accrued expenses and other current liabilities  179,637      188,312
                                             -----------  -----------
   Total current liabilities                     404,252      448,843
 Long-term debt, less current liabilities        393,528           --
 Deferred income taxes                            83,276      819,969
 Other long-term liabilities                      13,116        8,933
                                             -----------  -----------
   Total liabilities                             894,172    1,277,745

 TOTAL SHAREHOLDERS' EQUITY                      258,285    2,942,886
                                             -----------  -----------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $ 1,152,457  $ 4,220,631
                                             ===========  ===========

 HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
 (unaudited; in thousands)
                                                    Year Ended
                                                   December 31,
                                             ------------------------
                                                 2008         2007
                                             -----------  -----------
 Cash flows from operating activities
  attributable to continuing operations:
 Net (loss) income                           $(2,390,888) $   164,804
 Less: (loss) income from discontinued
  operations, net of tax                          (3,410)      59,571
                                             -----------  -----------
 (Loss) income from continuing operations     (2,387,478)     105,233
 Adjustments to reconcile (loss) income from
  continuing operations to net cash provided
  by operating activities attributable to
  continuing operations:
   Depreciation                                   37,438       34,363
   Amortization of intangible assets               7,465       12,681
   Asset impairments                           3,186,650           --
   Non-cash compensation expense                  20,286       12,160
   Amortization of cable and satellite
    distribution fees                              4,028        4,866
   Amortization of non-cash  marketing             8,022        4,442
   Excess tax benefits from stock-based awards      (135)      (2,401)
   Amortization of debt issuance costs             1,124           --
   Loss on disposition of fixed assets             1,354          276
   Deferred income taxes                        (750,958)     (11,803)
   Bad debt expense                               19,775       14,598
   Changes in current assets and liabilities:
   Accounts receivable                             8,787      (53,130)
   Inventories                                    13,239       (3,498)
   Prepaid and other current assets               12,816       (2,212)
   Accounts payable and other current
    liabilities                                  (45,325)      22,009
                                             -----------  -----------
 Net cash provided by operating activities
  attributable to continuing operations          137,088      137,584
                                             -----------  -----------
 Cash flows from investing activities
  attributable to continuing operations:
   Capital expenditures                          (39,662)     (48,714)
   Transfers from (to) IAC                        16,738      (91,560)
   Other, net                                         --          113
                                             -----------  -----------
 Net cash used in investing activities
  attributable to continuing operations          (22,924)    (140,161)
                                             -----------  -----------
 Cash flows from financing activities
  attributable to continuing operations:
   Proceeds from issuance of long-term debt,
    net of issuance costs                        373,833           --
   Net borrowings under revolving credit
    facility                                      20,000           --
   Distribution to IAC in connection with
    the spin-off                                (333,799)          --
   Excess tax benefits from stock-based awards       135        2,401
   Other                                            (117)         (10)
                                             -----------  -----------
 Net cash provided by financing activities
  attributable to continuing operations           60,052        2,391
                                             -----------  -----------
 Total cash provided by (used in) continuing
  operations                                     174,216         (186)
                                             -----------  -----------
 Total cash used in discontinued operations         (501)     (48,492)
   Effect of exchange rate changes on cash
    and cash equivalents                          (2,472)       1,531
                                             -----------  -----------
 Net increase (decrease) in cash and cash
  equivalents                                    171,243      (47,147)
   Cash and cash equivalents at beginning of
    period                                         6,220       53,367
                                             -----------  -----------
 Cash and cash equivalents at end of period  $   177,463  $     6,220
                                             ===========  ===========

            RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
 HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
 (unaudited; in thousands except per share amounts)

                      Three Months Ended            Year Ended
                         December 31,              December 31,
                   ------------------------  ------------------------
                       2008         2007         2008         2007
                   -----------  -----------  -----------  -----------

 Diluted earnings
  (loss) per share $    (38.29) $      1.00  $    (42.54) $      2.91
                   ===========  ===========  ===========  ===========
 Net income (loss) $(2,152,569) $    56,457  $(2,390,888) $   164,804
 Non-cash
  compensation
  expense                2,260        3,430       20,286       12,160
 Amortization of
  non-cash marketing
  expense                   --           --        8,022        4,442
 Amortization of
  intangible assets      1,755        3,697        7,465       12,681
 Asset impairments   2,886,650           --    3,186,650           --
 Loss on disposition
  of fixed assets        1,085          217        1,354          276
 Loss (gain) on sale
  of discontinued
  operations, net
  of tax                    --           --           --      (30,572)
 Loss (income) from
  discontinued
  operations, net
  of tax                    44      (10,886)       3,410      (28,999)
 Impact of income
  taxes               (718,687)      (2,792)    (767,452)     (11,238)
                   -----------  -----------  -----------  -----------
 Adjusted Net
  Income           $    20,538  $    50,123  $    68,847  $   123,554
                   ===========  ===========  ===========  ===========
 GAAP diluted
  weighted average
  shares outstanding    56,665       56,649       56,657       56,649
 Adjusted EPS      $      0.36  $      0.88  $      1.22  $      2.18
                   ===========  ===========  ===========  ===========

 HSN, INC. RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
 (unaudited; in thousands)

                                         Three Months Ended
                                          December 31, 2008
                                -------------------------------------
                                    HSN      Cornerstone     Total
                                -----------  -----------  -----------
 Operating (loss) income        $(2,396,994) $  (455,079) $(2,852,073)
 Non-cash compensation expense        1,532          728        2,260
 Amortization of non-cash
  marketing                              --           --           --
 Amortization of intangible
  assets                                142        1,613        1,755
 Asset impairments                2,441,594      445,056    2,886,650
 Depreciation                         7,139        2,498        9,637
 Loss on disposition of fixed
  assets                              1,073           12        1,085
                                -----------  -----------  -----------
 Adjusted EBITDA                $    54,486  $    (5,172) $    49,314
                                ===========  ===========  ===========

                                         Three Months Ended
                                          December 31, 2007
                                -------------------------------------
                                    HSN      Cornerstone     Total
                                -----------  -----------  -----------
 Operating (loss) income        $    58,543  $    14,910  $    73,453
 Non-cash compensation expense        2,094        1,336        3,430
 Amortization of non-cash
  marketing                              --           --           --
 Amortization of intangible
  assets                                142        3,555        3,697
 Asset impairments                       --           --           --
 Depreciation                         6,083        2,431        8,514
 Loss on disposition of fixed
  assets                                209            8          217
                                -----------  -----------  -----------
 Adjusted EBITDA                $    67,071  $    22,240  $    89,311
                                ===========  ===========  ===========

                                               Year Ended
                                           December 31, 2008
                                -------------------------------------
                                    HSN      Cornerstone     Total
                                -----------  -----------  -----------
 Operating income (loss)        $(2,332,789) $  (769,522) $(3,102,311)
 Non-cash compensation expense       14,197        6,089       20,286
 Amortization of non-cash
  marketing                           8,022           --        8,022
 Amortization of intangible
  assets                                568        6,897        7,465
 Asset impairments                2,441,594      745,056    3,186,650
 Depreciation                        27,348       10,090       37,438
 Loss on disposition of fixed
  assets                              1,339           15        1,354
                                -----------  -----------  -----------
 Adjusted EBITDA                $   160,279  $    (1,375) $   158,904
                                ===========  ===========  ===========

                                             Year Ended
                                         December 31, 2007
                                -------------------------------------
                                    HSN      Cornerstone     Total
                                -----------  -----------  -----------
 Operating income (loss)        $   135,298  $    34,493  $   169,791
 Non-cash compensation expense        6,411        5,749       12,160
 Amortization of non-cash
  marketing                           4,442           --        4,442
 Amortization of intangible
  assets                              2,584       10,097       12,681
 Asset impairments                       --           --           --
 Depreciation                        25,404        8,959       34,363
 Loss on disposition of fixed
  assets                                258           18          276
                                -----------  -----------  -----------
 Adjusted EBITDA                $   174,397  $    59,316  $   233,713
                                ===========  ===========  ===========

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) depreciation and gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from HSNi's segments, but excludes the effects of non-cash expenses or one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, non-cash marketing, amortization and impairment of intangibles, depreciation and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Pro Forma Results

We will only present Adjusted EBITDA, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are presented before one-time items if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Basis of Presentation

On November 5, 2007, IAC announced its plan to separate into five independent public companies in order to better achieve certain strategic objectives of the various businesses. This transaction is referred to as the "spin-off."

On August 21, 2008, HSN, Inc. became an independent public company and began trading on the Nasdaq Stock Market under the symbol "HSNI." These unaudited consolidated financial statements present our results of operations, financial position, shareholders' equity and cash flows of HSN, Inc. on a combined basis up through the Spin-Off and on a consolidated basis thereafter.

For the three and twelve months ended December 31, 2007, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the Spin-Off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the Spin-Off, as if such awards were outstanding for the entire period.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Felise Glantz Kissell
            727-872-7529
            felise.kissell@hsn.net
          Media
          Nancy Bushkin
            727-872-4084
            nancy.bushkin@hsn.net